EXHIBIT 99.2

FOR IMMEDIATE RELEASE	CONTACT:	Dave Saba
August 24, 2015		(214) 422-0092
Dave.Saba@GPAed.com

GLOBAL PERSONALIZED ACADEMICS CONTINUES MOMENTUM WITH FORMATION OF EXPERIENCED LEADERSHIP TEAM

ORLANDO, Fla. – In the four weeks since the announcement of the formation of Global Personalized Academics (GPA) from Sibling Group Holdings, Inc. (OTCBQ:SIBE) and the hiring of Julie E. Young as Chief Executive Officer, the innovative virtual education organization has made great strides toward launching the programs the company expects will transform the way students learn across the globe.

Young has assembled a virtual “who’s who” of online learning experts to serve on GPA’s Leadership Team. Combined, this group brings more than 100 years of education and related industry experience to GPA and has developed some of the most successful online learning programs in the United States.

Several members of the newly formed Leadership Team worked alongside Young during her previous tenure leading Florida Virtual School, the largest public K-12 virtual program in the U.S. While there, her team served more than 2 million students with yearly revenues exceeding $200 million.

In addition to Young, the GPA Leadership Team now includes:

•

Pam Birtolo – Chief Academic Officer

•

Jed Friedrichsen – Chief Learning Officer

•

Todd Jones – Executive Vice President, Corporate Development

•

Angelle Judice – Chief Financial Officer

•

John Logan - Chief Creative Officer

•

Cecilia Lopez – Chief Business Development Officer

•

Dave Saba – Chief Operating Officer

To learn more about the Leadership Team’s expertise and experience, please visit http://www.gpaed.com/

Since its formation, the GPA Leadership Team has been hard at work developing a strategic focus that outlines the organization’s mission, vision, initial goals, domestic and international business models and current investment opportunities. More information regarding GPA’s strategic focus can be found by visiting http://www.gpaed.com/

In addition to the formation of its leadership team and refocused strategic efforts, GPA is working on building relationships with schools in China through its strategic partner Shenzhen City Qianhai Xinshi Education Management Co., Ltd. (Shenzhen Times), a company based in the People’s Republic of China and the Company’s largest stockholder. Shenzhen’s investments in GPA over the past six months have provided the company with working capital and relationships to help reach GPA’s goal of launching a dual diploma program to schools in China.

The dual diploma program offers students the opportunity to earn diplomas from their native countries in addition to diplomas from participating U.S. accredited high schools. This virtual learning program will include leadership and entrepreneurial experiences and prepare international students for enrollment in U.S. colleges and universities. The program emphasizes a personalized student-centered education curriculum in language arts, college prep and Advanced Placement courses. In addition to helping students gain the latest skills and knowledge, GPA will provide college counseling, career exploration and English as a Second Language (ESL) studies.

To prepare for the launch of the program this fall, GPA is in the process of training over 600 part-time teachers and mentors to be hired on an as-needed basis as student demand increases. The dual diploma program will initially be offered in Asia before expanding to Latin America.

“We’re very excited about the amount of forward progress we’ve made in such a short time,” says Young. “Our team is determined to create unique, student-centered learning opportunities, and it’s exciting to see them start to take shape. We have lots of work to do, but I’m encouraged by our progress and momentum.”

About Global Personalized Academics

Headquartered in Orlando, Florida, Global Personalized Academics (GPA) is an innovative, refocused education company that provides virtual and classroom learning to help students across the globe transform the way they learn. Formed from Sibling Group Holdings, Inc. (OTCQB: SIBE) and its wholly-owned subsidiary, Blended Schools Network, GPA aims to take online learning to the next level with the latest technologies and education practices to help students reach their full potential. For more information, visit www.gpaed.com.

Safe Harbor

This press release contains forward-looking statements that involve risks and uncertainties concerning the plans and expectations of Sibling Group Holdings, Inc., doing business as Global Personalized Academics. These statements are only predictions and actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, some of which are out of the company’s control. The potential risks and uncertainties include, among others, that the company’s expectations of future growth may not be realized. These forward-looking statements are made only as of the date hereof. The company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included in the company’s annual, quarterly and current reports and other filings with the Securities and Exchange Commission (“SEC”), including, but not limited to, the company's annual report on Form 10-K for the transition period from January 1, 2014 ended June 30, 2014, as updated in the company’s additional filings with the SEC.